Exhibit 99.1
BIOGEN IDEC PROVIDES BUSINESS UPDATE AT INVESTOR MEETING
More than 21,000 Patients on TYSABRI as of Late December 2007
Strong Growth Cycle Is Expected to Fuel 15% — 20% Revenue Growth in 2008
San Francisco, CA, January 7, 2008 — In a presentation to investors today at the 26th Annual JPMorgan Healthcare Conference in San Francisco, Biogen Idec Inc. (NASDAQ: BIIB) CEO James C. Mullen will outline the company’s key growth opportunities, long-range strategy and financial goals. Mullen is scheduled to speak at 4 p.m. PST today, and the presentation will be available via webcast on the Investor Relations section of www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible on the Biogen Idec website at the time of the presentation and will remain available until at least February 6, 2008.
2010 Product and Financial Goals
Mullen will reiterate Biogen Idec’s 2010 business goals, including:
•	Continued solid performance of AVONEX® (interferon beta-1a), the world’s leading multiple sclerosis treatment;

•	Expansion of RITUXAN® (rituximab), the world’s leading cancer treatment, into autoimmune diseases;

•	Achieving the milestone of 100,000 patients on TYSABRI® (natalizumab) by year end 2010;

•	Continued geographic diversification of its revenue base, with more than 40% of revenue from its International business by 2010; and,

•	Financial goals to generate revenue growth at a 15% compound annual growth rate (CAGR) and non-GAAP EPS at a 20% CAGR from 2007 through 2010.
“Biogen Idec has extremely strong growth prospects,” Mullen said. “The continued strength of AVONEX, the expansion of RITUXAN and the emergence of TYSABRI as the world’s leading multiple sclerosis therapy will drive substantial top- and bottom-line growth in 2008 and beyond.”
TYSABRI Update
Biogen Idec, in collaboration with partner Elan Corporation, plc (NYSE: ELN), today also announced new data on the global utilization, safety and overall patient exposure of TYSABRI. As of late December 2007, more than 21,000 patients were on commercial and clinical therapy worldwide. To date, the safety data continue to support a favorable benefit-risk profile for TYSABRI.
According to data available to the companies as of late December 2007:
•	In the US, approximately 12,900 patients were on TYSABRI therapy commercially and approximately 2,500 physicians have prescribed the therapy;

•	Internationally, approximately 7,500 patients were on TYSABRI therapy commercially;

•	In global clinical trials, approximately 700 patients were on TYSABRI therapy; and

•	There have been no cases of progressive multifocal leukoencephalopathy (PML) since re-launch in the US and launch internationally in July 2006.

In addition, as of mid-December 2007:
•	Cumulatively, in the combined clinical trial and postmarketing settings, up to 30,900 patients have been treated with TYSABRI; and
•	Of those patients, up to 6,300 have received at least one year of TYSABRI therapy.
Pipeline Highlights
Mullen will provide an update on Biogen Idec’s 15 product candidates in Phase 2 clinical trials or beyond, as well as the 10 or more data readouts expected between September 2007 and year-end 2008. These programs are expected to contribute to significant top-line growth over the longer term. As previously announced, by 2010 the company’s goal is to have four new products and/or existing products launched in new indications as well as six programs in late-stage clinical development.
“We’ve successfully advanced multiple internal programs over the past two years and, at the same time, pursued a successful business development strategy to expand the pipeline,” Mullen said. “We now have one of the most robust pipelines in the industry, and we plan to continue growing our core therapeutic areas while expanding into new areas with a focus on first-in-class and best-in-class products.”
2007 and 2008 Financial Guidance
Biogen Idec revised upward full-year 2007 financial guidance on July 24 when the company reported its second-quarter financial results, and reiterated that guidance on December 12. Biogen Idec now expects that full-year 2007 GAAP EPS and non-GAAP EPS will be above the top end of the previously indicated ranges. The Company expects to report full year results in the first half of February.
In addition, given the strong growth momentum Biogen Idec is experiencing, Mullen will issue the following full-year 2008 guidance, consistent with achieving the company’s business plan:
o	Total revenue growth of 15%-20% over 2007 forecast as TYSABRI market penetration continues;

o	Increasing operating margin leverage, including:
•	Non-GAAP R&D at 26-28% of total revenue

•	Non-GAAP SG&A at 21-23% of total revenue
o	Non-GAAP tax rate expected to be 28%-30%

o	Non-GAAP diluted EPS in the range of $3.20-$3.35, representing growth consistent with our long-term objectives. This non-GAAP diluted EPS estimate excludes the impact of purchase accounting, merger-related adjustments, stock option expense and their related tax effects;

o	GAAP diluted EPS in the range of $2.23-$2.38. In order to reconcile GAAP and non-GAAP EPS guidance, we have excluded the following items from non-GAAP EPS guidance provided above:
•	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be $340 million pre-tax, or approximately $0.92 per share after-tax, for already completed transactions;

•	Stock option expense due to FAS 123R in 2008 is estimated to be approximately $20 million pre-tax, approximately $0.05 per share after-tax

o	Capital expenditures of $210 to $260 million.
Because the Company cannot predict with certainty the nature or the amount of other non-operating or unusual charges for 2008, we have made no assumption regarding such charges in this GAAP guidance. The Company may incur charges or realize income in 2008 that could cause actual results to vary from this guidance.
GAAP EPS Reconciliation for 2010 Goals
On a reported basis, calculated in accordance with accounting principles generally accepted in the US (GAAP), the Company aims to grow GAAP EPS from 2007 through 2010 at a 25% CAGR. The long-term non-GAAP EPS goal excludes the impact of purchase accounting, merger-related adjustments, stock option expense and their related tax effects. In order to reconcile long-term GAAP and non-GAAP EPS figures, the Company has excluded the following items for the years 2008 through 2010 from our non-GAAP EPS goal provided above:
o	GAAP EPS CAGR differs from our expected growth outlined in our September 6, 2007, press release due to a projected increase in amortization expense reflecting a change in estimated economic use of intangible assets. Purchase accounting charges, including amortization of acquired intangible assets and IPR&D charges, are estimated to be $800 to $840 million for already completed transactions;

o	Stock option expense due to FAS 123R is estimated to be in the range of $80-$90 million;

o	Tax benefit of $220 to $240 million related to the pre-tax reconciling items.
Because the Company cannot predict with certainty the nature or the amount of non-operating or unusual charges through 2010, it has made no assumption regarding other such charges in this GAAP EPS goal. The Company may incur charges or realize income through 2010 that could cause actual results to vary from the goal.
Use of Non-GAAP Financial Measures
Our “non-GAAP EPS” financial measure is defined as reported, or GAAP, EPS excluding, for the reasons discussed below, (1) purchase accounting and merger-related adjustments, (2) stock option expense and (3) other items. We believe it is important to share these non-GAAP financial measures with shareholders as they: better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP EPS should not be viewed in isolation or as a substitute for reported, or GAAP, EPS.
Purchase accounting and merger-related adjustments — Non-GAAP EPS excludes certain purchase accounting impacts such as those related to the merger with Biogen, Inc. (the “Merger”) and the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of CardioKine. These charges relate to in-process research and development charges incurred upon the payment of future milestones and incremental charges related to the amortization of the acquired intangible assets. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
Stock option expense — Non-GAAP EPS excludes the impact of our stock option expense recorded in accordance with SFAS No. 123R. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our integrated business. We do include the P&L impact of restricted stock awards and cash incentives in our non-GAAP results.
Other items — Non-GAAP net income and diluted EPS exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income and diluted EPS, restructuring charges and the related tax effect are excluded.
About TOUCH and TYGRIS
Before initiating treatment, all US patients, prescribers and infusion sites must be enrolled in the TOUCH Prescribing Program (TYSABRI Outreach: Unified Commitment to Health). TOUCH is designed to determine the incidence of and risk factors for serious opportunistic infections (OIs), including PML, and to monitor patients for signs and symptoms of PML while promoting informed benefit-risk discussions prior to initiating TYSABRI treatment. Physicians report on PML, other serious OIs, deaths and discontinuation of therapy on an ongoing basis.
TYGRIS (TYSABRI Global ObseRvation Program In Safety) is expected to enroll 5,000 patients worldwide, including approximately 3,000 patients from TOUCH. Patients in TYGRIS are evaluated at baseline and every six months thereafter for five years. Researchers will evaluate data including medical/MS history; prior TYSABRI use; prior use of immunomodulatory, antineoplastic or immunosuppressive agents; and all serious adverse events, including PML, other serious OIs and malignancies.
Adverse event reporting in the post-marketing setting is voluntary. It is possible that not all reactions have been reported, or that some reactions are not reported to Biogen Idec or Elan in a timely manner.
About TYSABRI
TYSABRI is a treatment approved for relapsing forms of MS in the United States and relapsing-remitting MS in the European Union. According to data that have been published in the New England Journal of Medicine, after two years, TYSABRI treatment led to a 68% relative reduction (p<0.001) in the annualized relapse rate compared to placebo and reduced the relative risk of disability progression by 42-54% (p<0.001).
TYSABRI increases the risk of progressive multifocal leukoencephalopathy (PML), an opportunistic viral infection of the brain that usually leads to death or severe disability. Other serious adverse events that have occurred in TYSABRI-treated patients include hypersensitivity reactions (e.g., anaphylaxis) and infections. Serious opportunistic and other atypical infections have been observed in TYSABRI-treated patients, some of whom were receiving concurrent immunosuppressants. Herpes infections were slightly more common in patients treated with TYSABRI. In MS trials, the incidence and rate of other serious and common adverse events, including the overall incidence and rate of infections, were balanced between treatment groups. Common adverse events reported in TYSABRI-treated patients include headache, fatigue, infusion reactions, urinary tract infections, joint and limb pain, and rash.
In addition to the United States and European Union, TYSABRI is also approved for MS in Switzerland, Canada, Australia, New Zealand and Israel. TYSABRI was discovered by Elan and is co-developed with Biogen Idec.
For more information about TYSABRI please visit www.tysabri.com, www.biogenidec.com or www.elan.com, or call 1-800-456-2255.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements about our expected revenues, earnings, cash flows, product sales, patient numbers, product development and other matters. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in the reports we file with the SEC, including the factors discussed under the caption “Item 1A Risk Factors” in the Quarterly Report on Form 10-Q for the period ending September 30, 2007. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
For more information contact:
Media Contact:
Naomi Aoki
(617) 914-6524
Investor Contact:
Eric Hoffman
(617) 679-2812

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